CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 21 to the Registration Statement on Templeton Institutional Funds, Inc. on Form N-1A, File No. 33-35779, of our report dated January 30, 2004, except for Regulatory Matters note, as to which the date is February 12, 2004, relating to the financial statements and financial highlights of Templeton Institutional Funds, Inc., which appear in the December 31, 2003 Annual Reports to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the references to our firm under the captions "Financial Highlights" and "Auditor."


/s/PricewaterhouseCoopers LLP

San Francisco, California
April 29, 2004